Exhibit 10(j)(j)(j)

AMENDMENT NUMBER FOUR
HP INC.
2005 EXECUTIVE DEFERRED COMPENSATION PLAN
The HP Inc. 2005 Executive Deferred Compensation Plan (the “Plan”) is hereby amended as follows, effective as of the dates provided below:
1.Effective as of April 1, 2021, the definition of “Newly Hired Employee” in Article I shall be amended in its entirety to read as follows:

“Newly Hired Employee” means an Employee who would have qualified as an Eligible Employee as of the November 1 preceding his date of hire based on his initial position and Annual Rate of Pay; provided, however, that an individual who has previously worked for the Company or an Affiliate will only qualify as a “Newly Hired Employee” if he meets the requirements of Treas. Reg. § 1.409A-2(a)(7) or any successor thereto. Generally, a re-hired individual will meet these requirements if (1) he has been paid any and all amounts due him under the Plan (and any plans required to be aggregated with the Plan under Code section 409A) prior to re-hire, or (2) he has not been eligible to participate, other than the accrual of earnings, in the Plan (or any other plan required to be aggregated with the Plan under Code section 409A) for at least 24 months.

2.Effective for deferrals occurring after December 31, 2021, the third sentence of Section 3.1(a)(ii) shall be amended in its entirety to read as follows:

“The maximum amount is equal to the greater of $1,200 or (A) for an individual who qualifies as an Eligible Employee under subparagraphs (i), (iii), or (iv) of the definition of “Eligible Employee” in Article I, the Eligible Employee’s Annual Rate of Pay that exceeds the dollar limit for highly compensated employees as defined in Section 414(q)(1)(B)(i) of the Code plus $30,000 and (B) for an individual who qualifies as an Eligible Employee solely under subparagraph (ii) of the definition of “Eligible Employee” in Article I, the Eligible Employee’s Annual Rate of Pay that exceeds the Code Section 401(a)(17) Limit.”

3.Effective as of April 1, 2021, Section 8.4 shall be amended in its entirety to read as follows:

“8.4 Transferability. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person, including with respect to any “domestic relations order,” as such term is described under Code section 414(p) and ERISA section 206(d).”

In all other respects the Plan, as amended herein, is hereby ratified and confirmed.

IN WITNESS WHEREOF, HP Inc. has caused this instrument to be signed by its duly authorized officer as of this 17th day of March, 2021.
    HP INC.

By:	Tracey Keogh

Its:	CHRO